EXHIBIT 3.1

ARTICLES OF AMENDMENT

TO

RESTATED ARTICLES OF INCORPORATION

OF

FISERV, INC.

1. The name of the Corporation is Fiserv, Inc.

2. The Corporation’s Restated Articles of Incorporation are hereby amended to add the following Article IX:

ARTICLE IX

The By-laws of the Corporation may provide that, to the extent provided in such By-laws, each director of the Corporation shall be elected by the affirmative vote of a majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present, subject to the terms and conditions set forth within such By-laws. For purposes of clarity, the provisions of the foregoing sentence do not apply to vacancies or newly created directorships filled by a vote of the Board of Directors.

3. The amendment to the Corporation’s Restated Articles of Incorporation in the foregoing paragraph 2 was submitted to the Corporation’s shareholders by the Board of Directors of the Corporation and was adopted by such shareholders on May 23, 2007 in accordance with Section 180.1003 of the Wisconsin Business Corporation Law.

4. The Corporation’s Restated Articles of Incorporation are hereby amended to delete Article IV and replace it with the following:

ARTICLE IV

The street address of the Corporation’s registered office is 25 W Main St., Madison, Wisconsin 53703. The name of the Corporation’s registered agent at that office is CSC-Lawyers Incorporating Service Company.

5. The amendment to the Corporation’s Restated Articles of Incorporation in the foregoing paragraph 4 was adopted by the Board of Directors of the Corporation on May 23, 2007 in accordance with Section 180.1002 of the Wisconsin Business Corporation Law.

Executed on behalf of the Corporation on the 23rd day of May, 2007.

FISERV, INC.

By:	/s/ Charles W. Sprague
Charles W. Sprague
Executive Vice President, General Counsel,
Chief Administrative Officer and Secretary

This document was drafted by, and after filing should be returned to, John K. Wilson, Foley & Lardner LLP, 777 East Wisconsin Avenue, Milwaukee, Wisconsin 53202.